Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports First Quarter 2011 Results

- Posts revenues of $12.6 million -

- Narrows net loss to $539,000 -

SAN DIEGO, CA – May 12, 2011 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband data products to the worldwide telecommunications market, reported results for its first quarter ended March 31, 2011.

Axesstel reported revenues for the first quarter of 2011 of $12.6 million. Net loss for the period was $539,000, or a loss of $0.02 per share. For the three months ended March 31, 2010, the company reported revenue of $15.5 million and a net loss of $1.4 million, or a loss of $0.06 per share.

Clark Hickock, CEO of Axesstel, stated, “While our revenue was down when compared to the same quarter of last year, we are gaining traction sequentially as first quarter revenues grew from $9.7 to $12.6 million, or 31%, over the fourth quarter of 2010. Gross margin has also been a focus. Throughout 2010, our gross margin was reduced as a result of pricing pressures and sales of aged inventory at lower margins to avoid further obsolescence. Sequentially, gross margin improved from 13% in the fourth quarter of 2010 to 20% in the first quarter of 2011, and we expect gross margins to trend towards the low- to mid-twenties for the remainder of 2011. Our net loss narrowed as a result of our improving gross margin combined with the actions we took last year to reduce operating expenses. During the quarter we continued our new product development efforts, including our wireline replacement terminal that we will launch this year with a Tier 1 carrier in North America, and our new 3G and 4G gateways that we are selling in Europe.”

Financial Results

Revenues for the first quarter of 2011 were $12.6 million, compared to $15.5 million in the first quarter of 2010. Gross margin was $2.5 million for the first quarter compared to gross margin of $2.6 million in the same period last year. First quarter 2011 operating expenses decreased to $2.8 million from $3.7 million in the first quarter of 2010. First quarter 2011 net loss was $539,000, or a loss of $0.02 per share, compared to first quarter 2010 net loss of $1.4 million, or a loss of $0.06 per share.

As of March 31, 2011, cash and cash equivalents were $261,000, compared to $77,000 as of December 31, 2010. Working capital was a deficit of $13.6 million at March 31, 2011. The company continues to fund its operating requirements through cash flows from operations and working capital and other bank financings. Axesstel ended the quarter with $7.3 million in bank financings including $5.8 million under the company’s account receivable financing facilities and $1.5 million under a line of credit with a commercial bank in China. In early April, the company replaced the $1.5 million credit facility with a working capital loan contract from a different commercial bank in China for a one year term expiring April 1, 2012, and is continuing to evaluate options for additional financing.

Recent Highlights

•	Appointed Henrik Hoeffner as Chief Marketing Officer. In his new role, Hoeffner will lead sales, marketing and product strategy efforts on a worldwide basis.

•	Exhibited its diverse product line at CTIA International Wireless 2011 in Orlando in March and the 2011 GSMA Mobile World Congress in Barcelona in February.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes wire-line replacement desktop phones and terminals, 3G and 4G broadband modems and gateway devices , machine to machine security devices, fixed wireless phones and voice/data terminals for high-speed data and voice calling services. The company has supplied millions of fixed wireless phones, modems, and gateways to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2011 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel.

Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2011	March 31, 2010
Revenues	$12,637,030	$15,476,489
Cost of goods sold	10,089,943	12,885,446

Gross margin	2,547,087	2,591,043

Operating expenses
Research and development	491,943	872,350
Selling, general and administrative	2,264,946	2,813,490

Total operating expenses	2,756,889	3,685,840

Operating loss	(209,802)	(1,094,797)

Other income (expense)
Interest expense, net	(328,951)	(312,148)
Other, net	—	(134)

Total other income (expense), net	(328,951)	(312,282)

Loss before income tax provision	(538,753)	(1,407,079)
Income tax provision	—	—

Net loss	$(538,753)	$(1,407,079)

Loss per share:
Basic	$(0.02)	$(0.06)

Diluted	$(0.02)	$(0.06)

Weighted average shares outstanding:
Basic	23,683,482	23,456,232
Diluted	23,683,482	23,456,232

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	March 31, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$261,103	$77,099
Accounts receivable, net	9,058,565	7,716,953
Inventories, net	545,000	1,044,422
Prepayments and other current assets	163,036	535,781

Total current assets	10,027,704	9,374,255

Property and equipment, net	96,168	119,531

Other assets:
Licenses, net	180,000	210,000
Other, net	46,523	46,523

Total other assets	226,523	256,523

Total assets	$10,350,395	$9,750,309

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	March 31, 2011	December 31, 2010
Current liabilities:
Accounts payable	$11,939,818	$10,792,595
Bank financings	7,316,010	7,487,274
Accrued commissions	811,000	870,000
Accrued royalties	1,397,000	1,311,000
Accrued warranties	350,000	350,000
Other accrued expenses and current liabilities	1,822,872	1,703,516

Total current liabilities	23,636,700	22,514,385

Stockholders’ deficit	(13,286,305)	(12,764,076)

Total liabilities and stockholders’ deficit	$10,350,395	$9,750,309